EXHIBIT 99.1

Universal Capital Management, Inc. Announces Change of Stock Symbol to MLFB

WILMINGTON, DE / ACCESSWIRE / July 22, 2014 / Universal Capital Management, Inc. (OTCQB:UCMT) announced today that at the start of trading on July 23, 2014, its new trading symbol will be "MLFB." "We are pleased that we will be trading under the new symbol that more accurately reflects who we are as a company to the investment community," stated Tom Marino, Chairman of the Board. "Additionally, we are pleased to announce that we changed Mike Queen's title with our company from Executive Vice President to Executive Vice President of Finance," Marino added.

About Universal Capital Management, Inc.

Universal Capital Management is seeking to establish, develop and operate a professional spring/summer football league to be known as "Major League Football," to operate as a single entity owned, stand alone, dominant independent sports league. Major League Football intends to fill a void by establishing franchises in cities overlooked by existing professional sports leagues and provide fans with professional football in the NFL off-seasons, which will enable it to take a totally non-adversarial approach towards the National Football League. Major League Football's spring and early summer schedule ensures no direct competition with autumn/winter sports, including the 32 NFL, 9 CFL, 627 NCAA, 91 NAIA, 142 JUCO's, 27 Canadian Universities, and thousands of high schools and collegiate institutions.

Safe Harbor Statement

The information posted in this release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties, such as statements about our plans, objectives, expectations, assumptions or future events. In some cases, you can identify forward-looking statements by terminology such as "anticipate," "estimate," "plan," "project," "continuing," "ongoing," "expect," "we believe," "we intend," "may," "should," "will," "could" and similar expressions denoting uncertainty or an action that may, will or is expected to occur in the future. These statements involve estimates, assumptions, known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from any future results, performances or achievements expressed or implied by the forward-looking statements. You should not place undue reliance on these forward-looking statements. Factors that that are known to us that could cause a different result than projected by the forward-looking statement, include, but are not limited to: lack of available funding; general economic and business conditions; competition from third parties; intellectual property rights of third parties; regulatory constraints; failure to market and sell team franchises; failure to establish viable marketing campaigns such as televised programming, radio broadcasting, internet websites, and other mediums; those events and factors described by us in Item 1.A “Risk Factors” contained within our latest Annual Report on Form 10-K filed with the SEC; other risks to which our Company is subject; and other factors beyond the Company's control. Any forward-looking statement made by us in this release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

CONTACT:
Major League Football
774-213-1995
Extension # 1007

SOURCE: Universal Capital Management, Inc.